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                                  EXHIBIT 99(a)

                            Directors and Officers of
                   Citicorp International Finance Corporation


DIRECTORS:

William J. Mackey   Chairman
Pradip Chhadva
T.K. Chopra (United Kingdom)
Bruce Catania


OFFICERS:

Margaret Butler     President (Bahamas)
Angel Valentin      Vice President & Controller
Pradip Chhadva      Treasurer
T.K. Chopra         Vice President
Paul Sensale        Vice President
Edward Salvitti     Vice President, Assistant Secretary & Assistant Treasurer
William Wolf        Vice President & Secretary
Michael F. Brisgone Vice President & Assistant Secretary
Reba Campbell       Assistant Secretary